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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     Storage Computer Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the board of directors of the Corporation, at a meeting held on October 24, 1994 pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declared said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Board of Directors of the Corporation does hereby declare it advisable that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read in its entirety as follows:

     "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares, twenty-five million (25,000,000) of which shall be Common Stock, par value $.001 per share ("Common Stock"), and one million (1,000,000) of which shall be Preferred Stock, par value $.001 per share. A statement of the description of undesignated Preferred Stock and a description of the Common Stock, is as follows:

                               I. PREFERRED STOCK

     Description of Undesignated Preferred Stock.
     -------------------------------------------

     1. Issuance of Preferred Stock in Classes or Series. The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board of Directors of the Corporation may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative preferences, powers, dividends, qualifications, rights and privileges referred to in the next paragraph below, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.


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     2. Authority to Establish Variations Between Classes or Series of Preferred
Stock. The Board of Directors of the Corporation is expressly authorized, by a vote of a majority of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide by adopting a vote or votes, a Certificate of Designation of which shall be filed in accordance with the General Corporation Law of the State of Delaware, for the issue of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, voting powers, dividends, qualifications, special or relative rights and privileges as shall be stated in the Certificate of Designation and the resolutions of the Board of Directors creating such class or series.

                                II. COMMON STOCK

     Description of Common Stock
     ---------------------------

     1. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. Except as otherwise required by law or this Article FOURTH of this Certificate of Incorporation, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

     2. Dividends. Subject to provisions of law and this Article FOURTH of this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in their sole discretion.

     3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution."

     SECOND: That the holders of the requisite number of outstanding shares of Common Stock of the Corporation, at a special meeting of stockholders held on February __, 1995 in accordance with the applicable provisions of the General Corporation Law of the State of Delaware, have adopted said amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the capital of the Corporation will not be reduced under or by reason of said amendment.




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     IN WITNESS WHEREOF, Storage Computer Corporation has caused this certificate to be signed, under penalties of perjury, by Theodore J. Goodlander, its President and attested by Thomas A. Wooters, its Secretary, this 24th day of February, 1995.

                                           STORAGE COMPUTER CORPORATION

                                           By: /s/ Theodore J. Goodlander
                                              --------------------------------
                                           Theodore J. Goodlander, President


ATTEST:

/s/ Thomas A. Wooters
----------------------------
Thomas A. Wooters, Secretary









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